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                                                                      Exhibit 12

                       National Service Industries, Inc.

                       Ratio of Earnings to Fixed Charges



                                       Three Months Ended           Nine Months Ended      Year Ended
                                             May 31                      May 31             August 31
                                       --------------------       --------------------     -----------
                                         2000        1999           2000         1999          1999
                                       --------------------       --------------------     -----------
Earnings:
  Income before taxes on income         33,950      48,635        106,932      128,992        198,322
  Fixed charges                         13,273       5,562         37,134       14,386         22,407
                                       --------------------       ---------------------    -----------
      Total earnings                    47,223      54,197        144,066      143,378        220,729


Fixed Charges:
  Interest expense                      11,723       4,184         32,474       10,252         16,895
  Interest factor related to rentals     1,550       1,378          4,660        4,134          5,512
                                       --------------------       ---------------------    -----------
      Total fixed charges               13,273       5,562         37,134       14,386         22,407

Ratio of Earnings to Fixed Charges         3.6         9.7            3.9         10.0            9.9
                                       ====================       =====================    ===========